EXHIBIT 23.2

                               ACCOUNTANTS CONSENT

To the Stockholders and Board of Directors of Tasty Fries, Inc.

We consent to the use of an independent Auditor's Report dated March 21, 2000, and accompanying financial statements of Tasty Fries, Inc. for the year ended January 31, 2000. The Report will be included in the Form S-8 which is to be filed with the Securities and Exchange Commission for Tasty Fries, Inc.


Larson Allen, Weisher, & Co. LLC
Certified Public Accountants
Blue Bell, Pennsylvania
June 11, 2001